Exhibit 5.1

July 21, 2010

Sierra Bancorp

86 North Main Street

Porterville, California 93257

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Sierra Bancorp, a California corporation (the “Company”), in connection with the filing today by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities:

•	shares of common stock, no par value, of the Company (“Common Stock”);

•	shares of preferred stock, no par value, of the Company (“Preferred Stock”); and

•	warrants to purchase Common Stock or Preferred Stock (“Warrants”).

The Common Stock, the Preferred Stock and the Warrants are referred to collectively as the “Securities.”

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1. Common Stock. When the Registration Statement has become effective under the Act, when the terms of the issuance and sale of the Common Stock have been duly established in conformity with the Company’s articles of incorporation and when the Common Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Stock will be validly issued, fully paid and non-assessable. The Common Stock covered in the opinion in this paragraph includes any Common Stock that may be issued upon exercise or otherwise pursuant to the terms of any Warrant.

Sierra Bancorp

July 21, 2010

2. Preferred Stock. When the Registration Statement has become effective under the Act, when the terms of the Preferred Stock and of their issuance and sale have been duly established in conformity with the Company’s articles of incorporation, when an appropriate Certificate of Determination with respect to the Preferred Stock has been duly filed with the Secretary of State of the State of California and when the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Stock will be validly issued, fully paid and non-assessable. The Preferred Stock covered in the opinion in this paragraph includes any Preferred Stock that may be issued upon exercise or otherwise pursuant to the terms of any Warrant.

3. Warrants. When the Registration Statement has become effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued have been duly established and the warrant agreement have been duly executed and delivered, when the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement and when such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of California as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed, without independent verification, that all governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

Sierra Bancorp

July 21, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ King, Holmes, Paterno & Berliner

King, Holmes, Paterno & Berliner